Exhibit 99.2

1

2

3

4

5

6

7

8	**************************************

9	AUDIO TRANSCRIPTION OF

10	GILEAD SCIENCES

11	CONFERENCE CALL

12	GILEAD TO ACQUIRE IMMUNOMEDICS

13	SEPTEMBER 13, 2020

14	**************************************

15

16

17

18

19

20

21

22

23

24

25

1	MALE SPEAKER: Ladies and gentlemen, thank

2	you for standing by and welcome to the Gilead Sciences

3	conference call. At this time all participants are on

4	the listen only mode. After the speaker presentation

5	there will be a question-and-answer session. To ask a

6	question during the session, you would need to press

7	star 1 on your telephone. Please be advised that

8	today's conference is being recorded. If you require

9	any further assistance, please press star 0. I would

10	now like to hand the conference over to your speaker

11	today to Douglas Maffei, Senior Director Investor

12	Relations. Thank you, please go ahead.

13	MR. MAFFEI: Thank you Dalim (phonetic).

14	We appreciate everyone joining us on short notice for

15	today's call to discuss the exciting acquisition of

16	Immunomedics announced earlier today. The speakers on

17	today's call will be Daniel O'Day, Chairman and Chief

18	Executive Officer; Merdad Parsey, Chief Medical Officer;

19	Johanna Mercier, Chief Commercial Officer, and Andrew

20	Dickinson, Chief Financial Officer.

21	Before we begin, let me remind you that we

22	will be making forward-looking statements that are

23	subject to risks, uncertainties and other factors that

24	could cause actual results to differ materially from

25	those referred to in any forward-looking statements.

1	These risks and uncertainties are contained within our

2	joint press release, presentation and latest SEC filings

3	of each company. I will now turn the call over to Dan.

4	MR. O'DAY: Thank you, Doug, very much and

5	good afternoon everyone. Really, thank you for joining

6	the call, especially on a Sunday. We are -- I speak on

7	behalf of the entire leadership team, we are very

8	excited to share this news with you today. It really is

9	a transformational acquisition that gives us tremendous

10	potential to help patients with cancer and generate

11	significant value.

12	So on today's call we wanted to articulate

13	the why behind the acquisition for Gilead and provide,

14	obviously, the opportunity for any questions that you

15	may have. So I'll start out and then I'll pass the

16	baton over to Merdad to talk about the potential of

17	Trodelvy. Johanna will then offer some insight from a

18	commercial perspective. And then, finally, Andy will

19	speak to the structure and the financial terms of the

20	transaction.

21	So as all of you know, we set a strategic

22	ambition at the start of this year to deliver more than

23	10 transformative medicines and therapies to patients in

24	areas of high unmet medical needs. And as part of those

25	efforts we've been building a robust and diverse

1	oncology portfolio. In fact, we'd already completed 12

2	key deals in oncology in the last two years including

3	the acquisition of Forty Seven.

4	Now, upon closing our acquisition of

5	Immunomedics, we are fastforwarding our plan to build a

6	substantial oncology business with significant

7	potential. I mean, really, the shape of the portfolio

8	changes really significantly with this acquisition.

9	Trodelvy has tremendous potential and we

10	saw some of that in the standout data for triple-

11	negative breast cancer that led to the accelerated

12	approval. This medicine is highly innovative. It's an

13	antibody drug conjugate that has shown really

14	demonstrable efficacy in the area of very high unmet

15	medical needs.

16	In particular, the top line results that

17	Immunomedics shared in July from its phase 3-ASCENT

18	study provided significant evidence of clinical benefits

19	and confirmed findings from previous studies around the

20	safety and efficacy of Trodelvy. Trodelvy met the

21	primary endpoint of progression of pre-survival.

22	Trodelvy also met the key secondary endpoints including

23	most notably, overall survival as well as objective

24	response rate. But also highlight that we have reviewed

25	significantly more clinical data on the product over the

1	past several months that gives us greater confidence in

2	the clinical benefit Trodelvy can provide. Some of that

3	data you'll be seeing at the upcoming ESMO conference

4	this coming weekend, and I know that Immunomedics looks

5	forward to sharing that with you.

6	On the commercial side, although the launch

7	is still early, the response from physicians and

8	patients has been very encouraging in triple-negative

9	breast cancer. We expect increased uptake among this

10	group of patients who are in dire need of new treatment

11	options. While it is already begun to play an important

12	role in triple-negative breast cancer today, we also

13	recognize the promise that Trodelvy potentially offers

14	for many other groups of patients.

15	We'll work with Immunomedics to continue to

16	explore its potential in earlier lines of therapy and in

17	other solid tumors, both as a monotherapy and in

18	combination. I mean, it's really a pipeline in a

19	product when we think about this from an oncology

20	perspective. If we look at Trodelvy in the context of

21	our overall oncology portfolio after closing the

22	transaction, we'll be adding a transformative

23	cornerstone therapy that gives us an immediate presence

24	in solid tumors. We are gaining the considerable

25	talented expertise that Immunomedics has in this field

1	and a first-in-class marketed product. This accelerates

2	our expansion into solid tumors and builds on our

3	existing strengths in hematologic cancers to our

4	combined Kite and Gilead pipeline.

5	From a financial perspective, following the

6	closing of the transaction, Trodelvy will immediately

7	contribute revenue and will significantly enhance our

8	growth prospects in the near term and longer term. We

9	expect the acquisition to create significant value for

10	our shareholders. The transaction reflects the

11	potential value as well as its synergy that it brings to

12	our existing platform and our future pipeline.

13	And finally, let me say that we're looking

14	forward to welcoming the team from Immunomedics to the

15	Gilead Family. The kind of achievements that they have

16	made with Trodelvy are only possible when you have

17	really talented individuals in place with strong

18	expertise and commitment. We feel very fortunate that

19	we'll have the opportunity to benefit from their talent

20	and expertise at Gilead as we continue to build a strong

21	presence in oncology and work to make a positive impact

22	on the treatment of cancer.

23	Finally, I want to thank all the talented

24	Gilead and Kite teams for their critical work on

25	advancing our pipeline of medicine in oncology and in

1	virology and inflammation. I'm proud of our momentum,

2	proud to be a part of the team, which I now look forward

3	to building on with today's acquisition.

4	So with that, let me turn the call over to

5	Merdad. Over to you, Merdad.

6	DR. PARSEY: Thanks Dan. And I want to

7	start by saying that I'm also -- it's been very

8	impressive to see the growing body of data both

9	scientifically and clinically supporting the use of

10	Trodelvy. You know, the phase 3 data from ASCENT really

11	reinforced the premise of Trodelvy's unique ADC

12	technology and validates the promise of the TROP-2

13	targeting therapy. Clearly, this groundbreaking

14	medicine, and in particular, in an area of high unmet

15	need that represents a new standard of care in this

16	disease.

17	In following this closely, it gives us the

18	foundation we need to build a presence and a pipeline in

19	solid tumor cancer. The importance of this agent is

20	further reflected in its targeting of TROP-2 which has

21	shown overexpression in multiple tumor types, including

22	non-small cell lung cancer, urothelial cancer, hormone

23	receptor positive for 2-negative breast cancer and

24	others.

25	Let me specifically pick up on one of the

1	themes that Dan mentioned around unmet need. Despite

2	available therapies, triple-negative breast cancer

3	remains a difficult to treat tumor that

4	disproportionately affects younger women and has poor

5	outcome. The transformative nature of Trodelvy is

6	reflected in the FDA accelerated approval based on the

7	phase 1-2 trial. And in that study we saw an impressive

8	33 percent overall response rate compared to the

9	standard of care chemotherapy response rate if it were

10	less than 20 percent.

11	The confirmatory randomized phase 3 ASCENT

12	study in TNBC patients, who were patients who had

13	received two or more prior therapies for metastatic

14	disease, further demonstrated the benefit of the drug.

15	In particular, it's notable that this study was stopped

16	early due to the compelling efficacy seen with the

17	progression pre-survival signal of 5.8 months compared

18	with the control arm of chemotherapy of 1.7 months.

19	This had a P value of less than point 0001.

20	Importantly, Trodelvy was generally well

21	tolerated in this study with the most common adverse

22	events being neutropenia and diarrhea. Additional data,

23	including the overall survival data that we've had the

24	opportunity to review during our diligence will be

25	available at ESMO this coming week.

1	The data for Trodelvy suggests that it's a

2	potentially transformative therapy in the treatment of

3	triple-negative breast cancer. Importantly, upcoming

4	clinical trials will also explore the potential benefit

5	across a range of expanded tumor types in earlier lines

6	of therapy. With potential breadth of Trodelvy in solid

7	tumors is a really compelling prospect for us in terms

8	of expanding the benefit to other patient groups.

9	Importantly, this includes a pivotal phase 2 study

10	called TROPHY U-01 in patients with metastatic

11	urothelial cancer following prior treatment with

12	platinum-based chemotherapy.

13	We look forward to multiple presentations

14	at the upcoming ESMO Conference, and this will highlight

15	some of this work as well as other work exploring

16	special combinations with PARP inhibitors and checkpoint

17	inhibitors. Let me hand off the call now to Johanna.

18	MS. MERCIER: Thanks, Merdad. So I really

19	echo the excitement around this acquisition as well,

20	especially from a patient need perspective. There's

21	clearly a very significant unmet need for new treatment

22	options in metastatic triple-negative breast cancer that

23	improves survival for patients. Later line

24	triple-negative breast cancer currently primarily

25	treated with conventional chemotherapy and outcomes are

1	poor as Merdad was mentioning. The remarkable top line

2	results from the ASCENT study in third-line patients has

3	understandably generated significant enthusiasm by both

4	physicians and patients. Full results will be shared

5	later this week at ESMO and this enthusiasm should only

6	continue.

7	Trodelvy's strong efficacy profile has led

8	to early adoption in both academic and community

9	settings since its commercial launch in late April with

10	20 million net sales in the first two months of launch.

11	Its rapid launch uptake in the challenging environment

12	of a pandemic speaks to the strong science and the

13	flawless execution of the team. The field force has

14	been very focussed in its early efforts on the top 150

15	breast cancer accounts in the U.S. in which penetration

16	has exceeded 80 percent and continues to grow.

17	We really look forward to supporting and

18	expanding the successful launch in triple-negative

19	breast cancer, preparing for an imminent launch in

20	Europe and maximizing Trodelvy's potential across

21	multiple solid tumor types and establishing a global

22	footprint. So with that, I'll turn it over to Andy for

23	the quote.

24	MR. DICKINSON: Thank you, Johanna. I will

25	briefly review the financial terms of the transaction

1	and then we will turn to questions. As indicated in our

2	joint press release, Gilead and Immunomedics have

3	entered into an agreement pursuant to which Gilead will

4	acquire Immunomedics for $88 per share for a total

5	purchase price of approximately $21 billion. We expect

6	to commence a tender offer to acquire all of the

7	outstanding shares of Immunomedics' common stock in the

8	next two weeks.

9	The tender offer is not subject to a

10	financing condition, and we expect to fund the

11	acquisition with approximately 15 billion of existing

12	cash and approximately 6 billion in newly-issued debt.

13	We expect to retain an investment-grade credit rating

14	following the transaction. The transaction does not

15	alter our stated capital allocation strategy, including

16	our commitment to further develop our internal and

17	external pipeline, as well as our commitment to maintain

18	and grow our dividend over time.

19	Once completed, we expect that the

20	acquisition will substantially accelerate our revenue

21	growth through the mid-2030s. We also expect that the

22	transaction will be neutral to accretive to our non-GAAP

23	EPS in 2023 and significantly accretive thereafter.

24	Finally, we plan to update our financial

25	guidance after the closing, which we expect to occur in

1       the fourth quarter subject to regulatory approvals and

2	customary closing conditions.	We will now open the call
3	to questions.
4	MALE SPEAKER: Thank you, sir. As a

5	reminder, to ask a question you would need to press star

6	1 on your telephone. To withdraw your question, please

7	press	the	pound key.	Please standby while we compile
8	the Q	and	A roster.
9			I show	our first question comes from the
10	line of Geoffrey Porges from SVB Leerink. Please go

11	ahead.

12	DR. PORGES: Thank you very much and

13	congratulations on the transaction. A couple of

14	questions for you, Andy. Andy, looks as though

15	consensus has full -- Trodelvy is heading towards

16	$4 billion. What revenue do you think is sort of a

17	good, break-even hurdle for the 21 billion purchase

18	price? And then could you advise us on what sort of

19	cost of capital you think is appropriate for a

20	transaction such as this with an approved product in the

21	current economic climate? Obviously, you have terrific

22	access to the capital markets. And then, lastly,

23	Merdad, could you talk a little bit more about the

24	combination opportunities? For example, the PD-1, are

25	you going to study it within the PD-1 from Arcus, and

1	then do you have plans to study it in combination with

2	the CDK-46, and then have you had any discussions about

3	our particular candidates? Thanks.

4	MR. DICKINSON: Thanks, Geoff. As for the

5	revenue opportunity, you know, we agree that this is a

6	very substantial opportunity across, not only breast

7	cancer, but other solid tumor indications over time.

8	We're not providing specific revenue guidance as you

9	would expect, but you know, we see a very significant

10	opportunity in a number of ways when, as you heard from

11	Dan earlier, and we're happy to talk about in greater

12	detail.

13	On the cost of capital, we look at the cost

14	of capital in the same way as other companies of our

15	size. We look -- in a transaction of this nature, we

16	look at the transaction across a range of discount

17	rates, we look at our cost of capital, which you know,

18	hovers somewhere around 6 percent or below today. But

19	you know, our hurdle rate is higher than that, Geoff,

20	even though we don't provide specific guidance.

21	We also look at transactions, as you know,

22	based on the target assets weighted average cost of

23	capital. In looking at it in any way, you know, we get

24	to a place on intrinsic value where we're very

25	comfortable with this acquisition and believe that it

1	will deliver substantial value for our shareholders over

2	time.

3	DR. PORGES: Thank you.

4	MR. DICKINSON: with that, maybe I'll hand

5	it off of Merdad.

6	DR. PARSEY: Yeah, Geoffrey. Thank you for

7	the question. And you're right, I think we do believe

8	that there's a lot of potential here for combination.

9	And I would think about combinations very broadly here.

10	Depending on the tumor type and the stage of therapy, I

11	think it's important that to note that that would

12	probably entail different sorts of combinations in those

13	settings.

14	Having said that, the data for combinations

15	with checkpoint inhibitors as well as for PARP

16	inhibitors are very interesting to us and certainly

17	having ZIM (phonetic) provides us a lot more flexibility

18	in terms of designing studies we can to look at

19	combinations across tumor types. So without a doubt,

20	we'll be looking at that. Again, a lot of that is going

21	to be driven by the tolerability profile that Trodelvy,

22	and we think that really lends itself to those sorts of

23	combinations, which is something we're excited about.

24	DR. PORGES: Right. Thanks very much.

25	MALE SPEAKER: Thank you. I show our next

1	question comes from Michael Yi (phonetic), from

2	Jeffrey's. Please go ahead.

3	MR. YI: Hey, thanks and good afternoon.

4	Two questions. Can you maybe talk about your

5	assumptions or thinking or confidence levels around the

6	major indications that you ascribe in your thinking

7	about the valuation in the 21 billion; breast, bladder,

8	et cetera, et cetera?

9	And then related to that, you made a

10	comment about having seen additional data that the

11	street hasn't seen. So could you just talk to that

12	particularly as it relates to that HR positive phase 3

13	breast cancer study and anything in the basket study?

14	Thank you so much.

15	MR. O'DAY: Yeah, Michael, why don't I

16	start and then I'll quickly turn it over to Merdad. But

17	I think, you know, in terms of the assumptions around

18	the major indications, and Merdad can color this a

19	little bit, I think it also gets back to the previous

20	question around, you know, the multiple opportunity to

21	have benefit for patients and also for revenue and

22	shareholders. Clearly, the near term opportunities --

23	well, the opportunity in our hand today is, of course,

24	triple-negative breast cancer and the ability to move up

25	in lines of therapy there, but then closely behind that

1	is both bladder cancer data that you'll see at ESMO, and

2	then also the hormone receptor positive data that, you

3	know, is underway right now. And then one step maybe

4	slightly, you know, at the next step up from those three

5	indications is lung cancer and then beyond.

6	So I would just say that, you know, in

7	terms of our assumption base, there's obviously lots of

8	assumptions that you can get into by looking at the

9	early data and try to project that to the later data,

10	but we also know in oncology that particularly sometimes

11	those play out and sometimes those don't play out. So I

12	just want to make sure that you understand that we --

13	we've looked at this in binary scenarios by indication

14	as we looked at intrinsic value as well and, obviously,

15	moving up to earlier lines of therapy.

16	I'll let Merdad speak a little bit more

17	about -- you can fill in on the assumption side if you

18	like, Merdad, or also the additional data.

19	DR. PARSEY: Yeah, Michael. You know, I

20	think Dan pretty much said everything I was going to

21	say. I think our -- obviously triple-negative being

22	with the accelerated approval is at the highest part of

23	our confidence level. I think breast cancer more

24	broadly speaking also as we see the data, we're very

25	excited about and I think we have -- could really impact

1	some patient care there. And so those are at our

2	highest list. I think for the urothelial cancer as

3	well, we've seen really promising data, and as you get

4	farther down into like non-small cell, there's less

5	data, of course, and -- but we're impressed by all of it

6	across the board and we think there's promise there.

7	I can't speak obviously to the embargo data

8	that will show at ESMO this week, but I think as you see

9	those data and you see the combination data as well, I

10	think you'll start to see sort of where our excitement

11	comes from in terms of building this, the base for this

12	molecule.

13	MR. O'DAY: And Michael, not to be

14	specific, but obviously we've seen data beyond the data

15	that we've presented at ESMO that maybe presented at

16	future conferences as well. And as you can imagine, we

17	can't tip our hat to that at this stage, but you know,

18	we had a really good thorough look at this. It's

19	important to note that we started this partnering

20	process almost six months ago and, of course, we've

21	developed a really nice relationship with Immunomedics

22	over that period of time. And data has become available

23	over those six months that we've been able to be exposed

24	to under diligence and confidentiality. And that's

25	only, you know, increased our enthusiasm around the

1	potential here.

2	MR. YI: Yeah, that's what I mean, thank

3	you.

4	MALE SPEAKER: Thank you. Our next

5	question comes from the line of Evan Seigerman from

6	Credit Suisse. Please go ahead.

7	MR. SEIGERMAN: Hi all. Thank you so much

8	for taking my question and congrats on the transaction.

9	So with this relatively large scale transaction, Andy,

10	could you kind of quantify how much more capacity you

11	have for additional business development, and can you

12	specify to whether or not this one's on your radar,

13	ahead or after the CRL for filgotinib? I'm just trying

14	to get a sense as to how this fits in strategically.

15	Thank you.

16	MR. O'DAY: Yeah, let me just take the

17	second question while Andy, you take the first. I think

18	it's really important to note that there was no

19	connection between this and the CRL with filgotinib.

20	But let me first address this CRL with filgotinib by

21	saying that, you know, clearly, as often happens you see

22	regulatory authorities in different countries taking

23	different accessions (phonetic) on filgotinib and CRL

24	and, you know, we're fully committed to continuing to

25	explore and understand better the CRL with FDA and see

1	where that leads us, but that has nothing to do, of

2	course, with our desire to expand our transformational

3	medicines either, you know, continuing in inflammatory

4	(unintelligible) virology nor oncology.

5	So this was part of our broader objective

6	to deliver more than 10 transformative medicines over

7	the next 10 years. And what started, as I said, well

8	before we actually knew the regulatory cost of

9	filgotinib, but was started the discussions -- well, we

10	knew of this agent, of course, quite long ago. And the

11	discussions started, as I said, many months ago as well.

12	Andy, over to you for the deck capacity.

13	MR. DICKINSON: Great. Hey, Evan, thanks

14	for joining the call. You know, prior to the

15	transaction if you look at most analyst assumptions

16	which were generally consistent with our internal model,

17	we had well over $40 billion of total fire power with

18	the cash and the financing capacity that we had. So

19	we're using a reasonable chunk of that here, but we have

20	significant fire power going forward. I mean, the other

21	thing I would highlight is you don't do a $21 billion

22	deal every year, right?

23	So we absolutely have the capacity to

24	continue to do ordinary course business development

25	transactions, transactions similar to the Forty Seven

1	transaction. We have plenty of cash to support and grow

2	our dividend over time which is really important to us

3	as well. So we're very comfortable with where we are on

4	a pro forma basis after closing of this transaction.

5	Thank you.

6	MR. SEIGERMAN: Thank you.

7	MALE SPEAKER: Thank you. Our next

8	question comes from Robin Conoscos (phonetic) from

9	Truist. Please go ahead.

10	MS. AHN: Hi, and good afternoon. This is

11	Nicole Ahn (phonetic) for Robin form Truist. And

12	congrats on the deal as well and thanks for taking our

13	question. So on the slide deck on the guidance and the

14	accretive impact, is this assuming filgotinib is

15	factored in or without it? And I apologize if this has

16	already been mentioned.

17	MR. DICKINSON: Yeah the EPS -- you know,

18	being EPS neutral is looking at a pro forma basis with

19	the impact of this, right. So it's separate and apart

20	from filgotinib, which we'll provide updated thoughts on

21	where we -- where we see filgotinib going in the coming

22	months and quarters as we finish our discussions with

23	our partner and with regulators. So on a standalone

24	basis as you fold this in, we expect this to be neutral

25	to accretive in 2023 and significantly accretive

1	thereafter.
2		MS. AHN: Okay, great, thanks so much.
3		MR. DICKINSON: Thank you.
4		MALE SPEAKER: Thank you. Our next
5	question comes from Alethia Young from Cantor

6	Fitzgerald. Please go ahead.

7	MS. YOUNG: Hey guys, thanks for taking my

8	question. Congrats on the deal. I guess, the question

9	for me is obviously this is a pretty large scale deal

10	that we've seen in the history of Gilead. So I guess

11	I'm just trying to understand, are you making a core

12	investment in hematology, oncology -- sorry, my dog

13	likes your deal, too -- and you know, how (inaudible)

14	five years from now --

15	MR. O'DAY: Good taste, good taste that

16	dog. Alethia, can you repeat the end of your question?

17	MS. YOUNG: Just obviously looking at Gil'

18	five years from now, is hematology oncology accompanied

19	with HIV, or are you going to diversify beyond that, you

20	think?

21	MR. O'DAY: Oh, okay. Look, I think you

22	know, it's really important that you understand that

23	we're following our strategy which has two elements to

24	it as its core. Number one, you know, we believe that

25	we want to continue building on our scientific base we

1	have in the area of virology and also inflammatory

2	disorders as immunomodulatory disorders and that lends

3	itself to cancer and inflammation. And I think we'll

4	follow the science. In other words, what's most

5	important to us is that we can make a transformational

6	difference of	patients and that's really what we're
7	driven by.
8		So personally, I think, you know, that the
9	three pillars	we have in our business, you know, we're
10	certainly not -- let me just say, we're certainly not

11	done with HIV, right? I mean, we have more to do there,

12	we're excited about the capsid inhibitor, we have lots

13	of research activities going on there in virology and

14	beyond that. Of course, you've seen the benefit of that

15	for emerging viruses with the medicine like remdesivir.

16	Likewise, in inflammatory disorders we have a large

17	investment both in house with our partners like

18	Galapagos that we're firmly committed to.

19	And then finally now, this gives us a third

20	leg in oncology and hematology. It'd be hard for me to

21	imagine or to project in five years or ten years, you

22	know, the size of any one of those pillars, because that

23	will be driven by the uncertainties of science and how

24	we're going after the unmet medical needs. But it's

25	really important that you know that we're firmly

1	committed to all three of those areas, which is why the

2	previous question on acquisition capacity and our

3	ability to continue to flush out those areas as the

4	science evolves.

5	It's important we'll remain focussed on

6	that and very importantly, bringing in the best talent

7	from outside into our company to be able to make those

8	decisions. And maybe I'll just finalize on that talent

9	equation, because in addition to, of course, the great

10	colleagues we have at Kite and Gilead in oncology,

11	welcoming the Immunomedics talent to our family and the

12	opportunity that Trodelvy brings, I think that also

13	becomes a talent attraction and a talent magnet for

14	people that want to really make a difference for cancer

15	patients.

16	They want to come to companies that have

17	unmarked products that are near term, plus highly

18	innovative things that are earlier term. And with this

19	portfolio I think that gets us a great human capital

20	attraction as well, but all three areas we need that

21	human capital in.

22	MS. YOUNG: Awesome, thank you. Congrats.

23	MR. O'DAY: Thanks, Alethia.

24	MALE SPEAKER: Thank you. Our next

25	question comes from the line of Carter Gould from

1	Barclay's. Please go ahead.

2	MR. GOULD: Good afternoon, guys. Congrats

3	on the deal. I guess two -- I guess, first off, can you

4	just comment for, I guess, first around sort of the

5	level of comfort with the competitive environment and

6	your internal assumptions around how you see that sort

7	of playing out? Obviously, Immunomedics has (inaudible)

8	first-mover advantage but there our competitors there.

9	And then secondly, just now, how you view sort of the

10	split in terms of R&D focus between hem-onc and solid

11	tumors and if this is closer to serve your target

12	balance? Any color there would be appreciated. Thank

13	you.

14	MR. O'DAY: So maybe I'll start on the

15	second question and turn the first question over to

16	Merdad. And Merdad, you can also -- but I think on this

17	balance between investment and hem-onc versus solid

18	tumors, again, you should hear directly from Merdad on

19	this, but I think the point is we'll follow the science.

20	So I think wherever we think we could have the biggest

21	impact on patients is where our investments will go.

22	And Merdad is putting together, you know, a portfolio

23	group and committee and decisionmaking process of Gilead

24	that's complimentary to the one at Kite that allows us

25	to kind of make those investment decisions based upon

1	data. And so you know, I think it'd be hard to predict

2	what the split will be between those two.

3	But of course, we've been heavier on

4	hematology side because of Kite and the recent

5	acquisition of Forty Seven in terms of late stage. And

6	now, this kind of fast forwards it for solid tumors, so

7	it certainly brings forward the immediate opportunity in

8	a much bigger way for solid tumors which we're excited

9	about. Merdad?

10	DR. PARSEY: Yeah. The only thing I'd add

11	to that is, you know, I think to embellish on what Dan

12	said, you know, we are focussed on making an impact and

13	having an impact on patients. And rather than sort of

14	saying we want a certain percent team or a certain

15	percent solid tumor, as Dan said, we'll follow the

16	science and go after the place where we think we can

17	have the biggest impact. So we don't have a quota we're

18	trying to fill or anything like that.

19	In terms of competition, I think it's safe

20	to assume that in oncology there's always competition

21	and, you know, we think about both the in-class and the

22	broader competitive space within each of the therapeutic

23	areas that we're interested in. Certainly for the in-

24	class competition we're excited that we're out ahead,

25	you know, and we're farther along and obviously approved

1	with the accelerated approval. I don't think we can be

2	complacent about that and we'll have to continue to

3	explore the molecule as aggressively as possible to show

4	the benefit of Trodelvy in various patient populations.

5	And then, you know, more broadly in

6	different tumor types, you know, I think what we can

7	bring is a orthogonal approach to some of the other

8	approaches people are taking in those tumors and

9	hopefully add to them and hopefully move up in lines of

10	therapy so that we can look at unique combinations as

11	we've mentioned, things like PARP inhibitors in some

12	tumor types, maybe IO in other tumor types. And I think

13	that allows us to move up into earlier lines of therapy.

14	So we'll be looking at that very broadly in order to

15	maintain our competitive edge, both in class and outside

16	of class.

17	MR. GOULD: Thank you.

18	MALE SPEAKER: Thank you. Our next

19	question comes from Phil Nadeau from Cowen and Company.

20	MR. NADEAU: Good afternoon. Let me add my

21	congratulations on the deal. Couple questions from me

22	on the upcoming data events. So it sounds like you've

23	been able to see and fully review the urothelial data

24	that we're going to see next weekend at ESMO. I'm

25	curious, what does your due diligence say about the

1	ability of that single-arm face to support an FDA filing

2	and approval?

3	And then second, there has been some

4	controversy among Immunomedics investors about the

5	timing of the interim analysis in the ER positive/HER2

6	negative breast cancer study. What does your diligence

7	say about the timing of that analysis, and certainly, do

8	you think that that analysis will support an FDA filing?

9	DR. PARSEY: Andy, do you want me to take

10	that?

11	MR. DICKINSON: Sure, yes.

12	DR. PARSEY: Yeah, okay, happy to take it.

13	So we do think that, obviously, we're optimistic about

14	the ability to file triple-negative this year. When we

15	look forward in triple-negative we think that we'll be

16	able to continue to expand in the EU. And then we are

17	optimistic about our chances to be filing for urothelial

18	hopefully for accelerated approval based on the data as

19	we think about 2021 and beyond.

20	After that, it obviously becomes a little

21	bit more grey, but we do hope for, you know, as the data

22	emerged that we do see the possibility of multiple

23	additional sBLAs coming up in the next few years.

24	MR. O'DAY: And the other question was the

25	timing of the in interim on the arm receptor positive.

1	Merdad?

2	DR. PARSEY: Oh, yeah, sorry. And that

3	should be next year. That should be next year. We're

4	looking at sort of the second half of next year for

5	those data. Sorry.

6	MR. NADEAU: And do you think that'll

7	support an FDA filing?

8	DR. PARSEY: It's possible. I think we're

9	kind of thinking about that's -- the potential for that

10	would be obviously in 2022 and beyond, depending on the

11	outcome. That's possible that we could have that, but

12	obviously, we haven't seen those interim data, right?

13	So that's speculation. But hopefully, we'll do the

14	interim and if it does support it we would go for a

15	filing in 2022.

16

17 questions and congrats again 18 MR. DICKINSON: 19 MALE SPEAKER:

MR. NADEAU: Great. Thanks for taking my on the deal.

Thanks, Phil.

Thank you. Our next

20	question comes from Brian Abrahams from RBC Capital

21	Markets. Please go ahead.

22	MR. ABRAHAMS: Hey guys, thanks for taking

23	my questions and my congrats on the deal as well. How

24	are you thinking about the launch ramp for Trodelvy and

25	the potential for commercial synergies there? And then

1	can you talk about the long-term leveragability of their

2	ADC technology? Thanks.

3	MR. O'DAY: Johanna, do you want to take

4	the launch one?

5	MS. MERCIER: Yep, sure. So Brian, I think

6	what we've seen so far is, obviously, the first two

7	months that Immunomedics have spoken to about in their

8	earnings call this summer, and obviously a very strong

9	start, we've also seen some pretty powerful data around

10	not only the awareness of Trodelvy in the marketplace

11	with oncologist that treat breast cancer, but also their

12	intent to prescribe. And I think what we're seeing is a

13	really nice ramp up and that's really kudos to the

14	Immunomedics team for making sure that happens in such a

15	quick time, both from a physician education standpoint

16	but also from an access standpoint in making sure that

17	there's no barriers for patients.

18	So I think they're off to a very strong

19	start. I think the opportunity is, obviously, to

20	continue to grow that and potentially expand even the

21	footprint as we think about moving it forward, not only

22	in triple-negative breast cancer but other areas as

23	well. So I think we're excited about that, let alone

24	the fact that, you know, the intent is to file a

25	submission in Europe early next year, and obviously

1	follow up very quickly in Europe and beyond that to

2	really maximize the opportunity with a global footprint

3	that Gilead already has. So I do think that the

4	opportunity from a launch uptake over the next 18 to 24

5	months are quite large.

6	MR. O'DAY: Thanks. And long-term

7	potential on the ADC, I mean, Merdad, of course, you may

8	have some insights there.

9	DR. PARSEY: You know, I think that

10	certainly what's -- I think a lot of people have been

11	struggling with ADCs for a long time and what we're

12	excited about, what we're seeing on the therapeutic

13	potential here of this platform, so it's definitely

14	something that we will consider as we get into that.

15	Certainly, the ability to deliver the payload here with

16	this particularly linker is promising in

17	triple-negative, so we have to think about what other

18	antibodies and antigens we can go after to try to expand

19	the utility. So we'll definitely be considering those

20	going forward.

21	MR. ABRAHAMS: Got it. Thanks again.

22	MR. O'DAY: Thanks, Brian.

23	MALE SPEAKER: Thank you. Our next

24	question comes from Matthew Harrison from Morgan

25	Stanley. Please go ahead.

1	MR. HARRISON: Great, good afternoon,

2	thanks for taking the question. I guess two for me.

3	One, can you just talk about your view on competitive

4	differentiation versus passive. And then secondly, just

5	from a strategic standpoint, I think previously you've

6	talked about for oncology pursuing what I call more IO

7	adjacencies in IO type products, and it seems more like

8	a more traditional solid tumor product, so should we

9	think about you expanding the breadth of the kinds of

10	product you'd like to bring in? Thanks.

11	MR. O'DAY: Yeah, let me -- thanks Matthew

12	for the thoughtful question and I'll let Merdad speak

13	about your first one on the competitive differentiation

14	of padsil (phonetic). But I think on the second one,

15	and I'll give you my viewpoint and Merdad as well can

16	give you his. I think, you know, of course, we continue

17	to remain interested on the cutting edge aspect of

18	oncology and a great deal that is immuno-oncology today

19	which has been our focus based upon, you know, some of

20	our scientific background in immunomodulation, which

21	adds some links back into virology and other scientific

22	foundations we have in the company.

23	Having said that, we've always said that we

24	would remain opportunistic on adjacencies. And I think

25	this is very connected mechanism versus IO in our

1	opinion. Scientifically, of course, it's targeted

2	towards TROP-2 expression, it's broadly applicable to

3	solid tumors, and because of its profile, we think it's

4	combinable, of course, not just with IO but could very

5	well be, you know, one of the biggest opportunities

6	could be combinability with IO.

7	So I think it really fits into our

8	strategy, number one, but number two to our point, you

9	know, it could have us alter our strategy, right? The

10	strategy should never be set in stone, and a lot of our

11	experiences, many of us have decades of experience in

12	oncology strategy, one thing you know is you've gotta

13	stay nimble and ready to kind of move and rotate.

14	It reminds me of the old ADC days that

15	Genetech and Roshrem (phonetic) we had, you know, dozens

16	of ADCs that we thought after concile were just going to

17	come pouring out. And the story there was that it

18	wasn't quite as easy to get an antibody linker and toxin

19	to be -- to hit that sweet spot of efficacy and safety.

20	And that's why we're so impressed by the way -- what

21	Immunomedics has done with Trodelvy.

22	So I think the bottom line is that, yes,

23	we'll continue to focus on IO, yes we have great

24	modalities and housed some cell therapy and non-cell

25	therapy and those are building. And I think, you know,

1	this may have us rethink how we are inclusive in

2	oncology strategy, you know, of other modalities and

3	other mechanisms. So stay tuned on that. I mean,

4	clearly with this being such a potential foundational

5	molecule for lots of tumor types, not only within Gilead

6	but also outside of Gilead, you know, we'll continue to

7	look for partnership opportunities. And certainly,

8	Immunomedics already has, you know, a line of folks that

9	are interested in looking at combinability of their

10	agents with Trodelvy and nothing on that will change as

11	we go into the next phase of Trodelvy's growth.

12	Merdad, please.

13	DR. PARSEY: Yeah, yeah. And ongoing --

14	just to finish that point, you know, and emphasize is

15	ongoing combination trials with molecules from other

16	companies. And we'll continue to do that and look to

17	those readouts because I think they'll be very

18	important. As far as the comparison that

19	(unintelligible), I think certainly the data continued

20	to evolve. What we are excited about is that Trodelvy

21	brings a very different safety profile as well as

22	efficacy, right, so I think it's important to look at

23	both sides of that.

24	And so we're fairly confident as the data

25	mature that there will be a role for Trodelvy that will

1	be complimentary to that for the competitor molecules in

2	this space primarily because of the difference in

3	tolerability. I think there's -- it's a very different

4	profile and I think in this -- there's specific things

5	about some of the more frail patients and urothelial

6	cancer, that difference in the adverse event profile may

7	afford patients a really great choice in terms of

8	treatment options there. So we think there's a

9	differentiating effect there from the safety standpoint

10	as well as efficacy.

11	MALE SPEAKER: Thank you. I show our next

12	question comes from Terence Flynn from Goldman Sachs.

13	Please go ahead.

14	MR. FLYNN: Hi. Thanks for taking the

15	questions and appreciate all the color. Just had a few.

16	Was wondering what you guys were assuming for Trodelvy

17	IP particularly given it's an ADC that goes out longer.

18	And then on the sales force side, can you just provide

19	any detail there in terms of the size of the current

20	sales force, plans for Europe, and then any leverage

21	opportunity with your current sales force? And then on

22	the drug pricing side, you know, obviously, there's some

23	uncertainty into the U.S. election, just wondering as

24	you thought about your models here, with respect to

25	longer-term pricing dynamics anything of note, or did

1	you already factor in a pretty conservative pricing

2	outlook? Would just be curious to get some color there.

3	Thank you.

4	MR. O'DAY: Andy, do you want to do the IP

5	and then Johanna, you can do some of the sales force and

6	a bit of pricing. I could also do some pricing, too, if

7	you like.

8	MR. DICKSON: Yeah, I'd be happy to start.

9	I think -- Terence, thanks for the questions. At a high

10	level, I think we're not providing specific guidance.

11	What we'd say is we're very comfortable with the IP

12	estate well into the 2030s. Obviously, anti body drug

13	conjugates are unique and have multiple layers of patent

14	estates, but we're very comfortable that this asset will

15	have IP protection well into the 2030s. Johanna?

16	MS. MERCIER: Yeah, thanks, Andy. And so

17	maybe going on first to the field force coverage that

18	you're referring to, I think two things. I think

19	Immunomedics has a good coverage today across the United

20	States. I think there might be some opportunities

21	potentially expand and even leverage some of the work

22	that's going on with Kite as well, since Kite is very

23	well established in the academic setting. And so the

24	interplay between academia and community is going to be

25	very important. And right now, the split is about

1	70/30; 70 community, 30 academic is where they're

2	looking at their current business. And I think there's

3	probably an opportunity to continue to evolve that.

4	I think to your question to Europe,

5	obviously, that's something we're going to take on

6	pretty quickly. I do think we have previous models of

7	what an oncology footprint would look like in Europe,

8	and it's a little bit of a different setting than in the

9	U.S., but I think we feel confident that we can ramp it

10	up pretty quickly over the next few months as we look at

11	the model and the timing, of course, both for regulatory

12	approval, but as you know, reimbursement takes a little

13	bit longer in many markets.

14	And then the last piece of the puzzle about

15	drug pricing, obviously, this is a market-approved

16	product, so the U.S. pricing assumptions were a little

17	bit easier and, of course, as we look at the outlook,

18	we've been just as conservative about our outlook as we

19	look at our own product portfolio and applied similar

20	assumptions, similar within the U.S. and also outside of

21	the U.S. as we think about Europe, for example.

22	Hopefully that addresses -- I don't know,

23	Dan do you want to add anything to that?

24	MR. O'DAY: No, not really, Terence, I

25	mean, I think that's exactly what I wanted to say is

1	that we're always quite conservative when we do these

2	types of modelings around both the continued decline in

3	Europe and somewhat stable in the United States. Having

4	said that, have we factored it in every scenario in the

5	U.S. for any of our products? No. I remain convinced

6	that, A, we need reform on drug pricing in the United

7	States. And B, we have to make sure that patients' out-

8	of-pocket costs are the things we target, and that we

9	most importantly, see reward innovation.

10	And I remain convinced that we'll get to

11	those types of policies. We've been rolling our sleeves

12	up and we'll get there. But for medicines like this

13	that have such a dramatic impact I think these are

14	largely, you know, not the medicines and the focus, and

15	I think one has to have a high differentiation on any

16	environment that we're going to go into around the world

17	in terms of drug pricing. And I, for one, really like

18	the profile of this medicine as we approach whatever

19	reforms may happen, not only in the United States, but

20	everywhere in the world, because this really does have a

21	very significant impact on patients. So that's -- the

22	most important thing is to keep the bar high on

23	innovation.

24	MR. DICKINSON: Terence, one more point on

25	your question. The regulatory and statutory exclusivity

1	in the U.S. is also important as you think about the

2	exclusivity period around this antibodies in particular

3	in the U.S.

4	MALE SPEAKER: Thank you. I show our next

5	question comes from the line of Jim Berkanoff (phonetic)

6	from Wells Fargo. Please go ahead.

7	MR. BERKANOFF: (Inaudible) Thanks for

8	taking our questions and congratulations on the deal.

9	Our first question is on manufacturing of the antibody.

10	Obviously, Immunomedics is planning on using Samsung

11	Biologics for expanded commercial supply. What is your

12	strategy to maintain a tight constant grips on the

13	antibody? And a second question is whether

14	(unintelligible) interest in the Koch Organization, how

15	you feel about ADC, the ADC platform and cell therapy as

16	part of an integrated option for a specific target.

17	Thank you.

18	MR. O'DAY: Thanks. Maybe Andy and Merdad?

19	MR. DICKINSON: Yeah, I'll start on the

20	manufacturing side. As you'd expect, I mean, there's a

21	lot of history here on the manufacturing side with our

22	CMC team has spent a lot of time with the Immunomedics

23	team looking at this. It's a relatively complex

24	manufacturing network relative to others given that you

25	have either from parties toxin (phonetic) and the linker

1	and the antibody and then pulling it all together.

2	We're very comfortable with what they've done. They

3	have a great team, we think they've done a great job.

4	We're comfortable with our ability to scale it up.

5	Obviously getting Samsung in place was an important step

6	for them as well, it gives us a lot of comfort.

7	So we -- you know, the cost of goods here

8	specifically to your question, are entirely in line with

9	the rest of our portfolio at scale including, you know,

10	standard kind of antibody and small molecule cost of

11	goods. So there's nothing unique here other than you

12	know with slightly different than your standard

13	antibody, but that scale, we see every opportunity to

14	get to a really attractive cost of goods. Merdad?

15	DR. PARSEY: Yeah, and what I would say in

16	terms of the cell therapy, potential cell therapy, we

17	are very much focussed I would say primarily on the

18	solid tumor area right now making sure that we keep our

19	eye focussed on being successful and our core

20	indications. Having said that, we always -- we're very

21	close with our colleagues at Kite and always look at

22	opportunities more broadly and will -- this would go

23	into that bucket of we certainly consider potential

24	synergies between cell therapy and TROP-2 targeted

25	therapy.

1	MALE SPEAKER: Thank you. Our next

2	question comes from the line of Mohib Bencil (phonetic)

3	from Citi. Please go ahead.

4	MR. BENCIL: Great, thanks for taking my

5	question and congrats on the deal. Quick question. So

6	communications -- I mean the goal was to bring the

7	by-plane that some small (unintelligible) and this seems

8	a little bit bigger than that, we just wanted to get

9	your thoughts on what changed the thought process here

10	and had it anything to do with the filgotinib action by

11	that? Thank you.

12	MR. O'DAY: Hey, Mohib. Yeah, Dan O'Day

13	here. So the answer to the question is no, it had

14	nothing to do with filgotinib. And what I would say is

15	that, you know, I think this is very consistent with the

16	strategy we laid out when I came in about a year and a

17	half ago with the team here, which is, you know, to be

18	disciplined about our scientific areas of strength and

19	where we're going to play and where we're not going to

20	play. And then secondarily, to do that with small to

21	medium-sized bolt-on acquisitions. So I mean, given our

22	market cap and ability, I think this clearly falls

23	sweetly into the medium-sized bolt-on. It's

24	particularly important, you know, because it's derisked

25	from the standpoint of having, you know, on-market and

1	approval to regulatory so that's obviously why it

2	becomes more of a mid-size bolt-on, but strategically as

3	we talked about before, very much in line with our

4	strategy. And I think you can expect us to do more of

5	this.

6	Now as Andy says, it's not every day we're

7	going to do a $20 billion acquisition. We do have

8	sufficient fire power still to put to work and we'll

9	keep the threshold high on innovation.

10	The other thing we'll do is we'll continue

11	to be creative in terms of transaction structure. I

12	think Andy and his team have been real creative about,

13	you know, finding ways to partner with companies that

14	allow each party to share the risk more fully until you

15	get data, particularly on the earlier stage compounds,

16	or some of the innovative type structures we've created

17	that are very long-term research based and development

18	based initiatives like we've done with Galapagos on a

19	very sizable basis or ARCAS recently on the oncology

20	basis.

21	So I think making sure that we continue to

22	pivot and have a really fit-for-purpose approach on our

23	strategy as we think about small, medium-sized

24	partnership acquisitions you'll continue to see us do

25	that. And that's -- I think that takes a lot of work,

1	it takes relationships, it takes knowledge, it takes

2	know how, but at the end of the day I think it's the

3	best way to make sure that you're -- whatever, whoever

4	your partnering with are acquiring but the innovation

5	stays intact and complete, because at the end of the day

6	it's about people, it's about getting them motivated,

7	and different structures are required to get us there.

8	So this is -- this is a medium-sized and it's

9	transformational for our oncology business, but I think

10	what you've seen in the past you can continue to expect

11	to see in the future.

12	MR. BENCIL: Very helpful, thank you.

13	MALE SPEAKER: Thank you. Our last

14	question comes from the line of Umer Raffat from

15	Evercore. Please go ahead.

16	MR. RAFFAT: Hi guys, thank you for taking

17	my question. I have a few today, if I may, and I would

18	appreciate you bearing with me on these. First Dan, I

19	don't think anyone will question the quality of the

20	asset or the strength of clinical data for Trodelvy, but

21	the same asset with much of the same clinical data

22	across indications was trading at less than 20 percent

23	of the acquisition price during most of 2019. So how

24	should we think about that especially also from a

25	capital allocation perspective from Gilead, number one.

1	Merdad, a couple for you. I'm curious what

2	do you think about Dychee's (phonetic), TROP-2 ADC,

3	especially since it only needs one infusion per cycle,

4	not two. And also, if you could speak to the response

5	rate and know or low TROP-2 expressors both in UC and HR

6	positive breast, and what percent (unintelligible) is

7	that? Thank you very much.

8	MR. O'DAY: Sure Umer, we always appreciate

9	your questions and happy to take them. So on the first

10	one, just to put your question into context and I think

11	it's not uncommon to see share prices drop when you have

12	remarkable clinical data, but in particularly in the ADC

13	space, given what I said before about, you know, the

14	halls of many companies and academic that have been

15	littered with ADC that didn't show their promise, you

16	know, it's not uncommon to be skeptical until you see

17	clinical data.

18	At the end of the day clinical data trumps

19	I think everything. And so, of course, we saw an

20	appreciation of the share price based upon the clinical

21	data that's been publically made available so far. And

22	then to remind you from what Andy said before, we look

23	at this intrinsic value basis, a premium can often get

24	confused and particularly in this one, I think the

25	premiums are conflated by the fact that we have

1	information that the public doesn't have yet, given the

2	upcoming ESMO meeting that you'll see next week. And

3	clearly, you know, it's our assumption that the share

4	price of Immunomedics also would have appreciated as a

5	result of the ESMO data as well.

6	So you take that into account when you look

7	at the entirety of the premium, but all of that

8	fundamentally is based on the clinical data both in

9	triple-negative breast cancer and the early clinical

10	data other indications that we talk about on this call,

11	as well as some of the data that you'll see at ESMO

12	around the early combinability. So that's really where

13	the intrinsic value comes from and I'd much rather look

14	at from that than where the share price was trading six

15	months, nine months, 12 months ago.

16	Merdad?

17	DR. PARSEY: Yeah, I don't have -- in terms

18	of the TROP-2 expression and I'd say it's really early

19	days we -- I think we need to understand our

20	relationship better that Immunomedics medics team has

21	done a great job of looking at that. And I would say

22	you know, the early data really intriguing in terms of

23	the relationship between TROP-2 expression and response.

24	But it'll take a lot more data for us to identify a cut

25	point, what it looks like in different tumor types, what

1	it looks like in various lines of therapy. So I'd say

2	it's really too early to draw too many conclusions

3	there, but we'll have to gather more data to look at

4	that. But certainly, I feel that it looks as though

5	that higher levels of TROP-2 expression certainly seem

6	to have better responses in the general sense. But

7	we'll have to see how that evolves over time.

8	And then in terms of comparison to

9	(unintelligible) again, as I said earlier, I think it's

10	hard to compare it, because they're at different stages

11	of development in different patient populations with

12	different background therapy. Having said that, one of

13	the things that we like about, obviously, the

14	Immunomedics molecule is not only its efficacy but also

15	its safety profile. And as you've seen with the

16	(unintelligible) molecule, they do see some interstitial

17	lung disease that develops, and we haven't seen any

18	evidence of that with the Immunomedics molecule.

19	A lot of caveats around that, but we're

20	heartened by the fact that the tolerability profile

21	molecules needs to be really good and allows us to think

22	about earlier lines of therapy and accommodations in

23	ways that I think, you know, other molecules it would be

24	harder to think about in that way.

25	Hope that helps.

1                                    MR. RAFFAT: Thank you very much, guys.

2	MALE SPEAKER: Thank you. This includes

3	our Q-and-A session. At this time I'd like to send the

4	call back over to Mr. Douglas Maffei, Senior Director

5	Investor Relations for closing remarks. Please go

6	ahead.

7	MR. MAFFEI: Thank you, Dalim (phonetic),

8	and thank you all for joining us today. We appreciate

9	your continued interest in Gilead and the team here

10	looks forward to providing you with updates on our

11	future programs.

12	MALE SPEAKER: Ladies and gentlemen, this

13	concludes today's conference call. Thank you for

14	participating. You may now disconnect.

15                                    (End of audio file) 16

17

18

19

20

21

22

23

24

25

1       CERTIFICATION

2

3

4

5

6

7

8                I, Carmel Martinez, TX CSR No. 8128, FPR No. 1065,

9	do certify that I was authorized to and did listen to

10	and transcribe the foregoing recorded proceedings and

11	that the transcript is a true record to the best of my

12     ability. 13

14       Dated this 14th day of September, 2020. 15

16

17

18

19	Carmel Martinez,

20	TX CSR No. 8128

21	FL FPR No. 1065

22

23

24

25

 TP

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, related to Gilead, Immunomedics and the acquisition of Immunomedics by Gilead that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies’ and members of their senior management team. Forward-looking statements include, without limitation, statements regarding the business combination and related matters, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses, including, without limitation, the ability of Gilead to advance Immunomedics’ product pipeline and successfully commercialize Trodelvy; expectations for achieving full U.S. Food and Drug Administration approval based on Immunomedics’ confirmatory data for Trodelvy and Immunomedics’ development of Trodelvy for additional indications; clinical trials (including the anticipated timing of clinical data; the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs); the possibility of unfavorable results from clinical trials; regulatory applications and related timelines, including the filing and approval timelines for Biologics License Applications and supplements; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; difficulties or unanticipated expenses in connection with integrating the companies; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Immunomedics’ stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of the transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; Immunomedics’ ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain requirements, and promotional and marketing compliance); imposition of significant post-approval regulatory requirements on Immunomedics’ products, including a requirement for a post-approval confirmatory clinical study, or failure to maintain (if received) or obtain full regulatory approval for Immunomedics’ products due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; adverse impacts on business, operating results or financial condition in the future due to pandemics, epidemics or outbreaks, such as COVID-19; and other risks and uncertainties detailed from time to time in the companies’ periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by Immunomedics and the Schedule TO and related tender offer documents to be filed by Gilead and [Merger Sub], a wholly owned subsidiary of Gilead. All forward-looking statements are based on information currently available to Gilead and Immunomedics, and Gilead and Immunomedics assume no obligation and disclaim any intent to update any such forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer described in this document has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Immunomedics, nor is it a substitute for any tender offer materials that Gilead, Maui Merger Sub, Inc. or Immunomedics will file with the SEC. A solicitation and an offer to buy shares of Immunomedics will be made only pursuant to an offer to purchase and related materials that Gilead intends to file with the SEC. At the time the tender offer is commenced, Gilead will file a Tender Offer Statement on Schedule TO with the SEC, and Immunomedics will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. IMMUNOMEDICS’ STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Immunomedics at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting Gilead or Immunomedics. Free copies of these materials and certain other offering documents will be made available by Gilead by mail to Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, CA 94404, attention: Investor Relations, by phone at 1-800-GILEAD-5 or 1-650-574-3000, or by directing requests for such materials to the information agent for the offer, which will be named in the Tender Offer Statement. Copies of the documents filed with the SEC by Immunomedics will be available free of charge under the “Investors” section of Immunomedics’ internet website at Immunomedics.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Gilead and Immunomedics file annual, quarterly and current reports, proxy statements and other information with the SEC. Gilead’s and Immunomedics’ filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.